ANNUAL CERTIFICATE OF COMPLIANCE

OF

SCP SERVICING, LLC

BMO 2022-C3 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2022-C3

I, Vartan Derbedrossian, the Chief Servicing Officer of SCP Servicing, LLC, a Delaware limited liability company, as Subservicer (hereinafter the “Reporting Person”), under the Subservicing Agreement (the “Subservicing Agreement”) dated as of October 1, 2022 between Midland Midland Loan Services, a Division of PNC Bank, National Association and SCP Servicing, LLC, certify pursuant to Section 3.05(a) to the Master Servicer (as those terms are defined in the Subservicing Agreement) all of the following as of Feburary 28, 2025:

(a)      that a review of the activities of the Reporting Person during the period from 1/1/2024 to 12/31/2024 (the “Reporting Period”) and of its performance under this Subservicing Agreement has been made under my supervision;

(b)     that, to the best of my knowledge, based on such review, the Reporting Person has fulfilled all of its obligations under the Subservicing Agreement in all material respects during the period from 1/1/2024 to 12/31/2024 (the “Reporting Period”)

IN WITNESS WHEREOF, this Certificate has been executed and is effective as of Feburary 28, 2025.

REPORTING PERSON:

SCP Servicing LLC,

a Delaware limited liability company

By: /s/ Vartan Derbedrossian

Name: Vartan Derbedrossian

Title: Chief Servicing Officer